Exhibit 99.1


                         Digirad 2006 Second Quarter and
       First Half Results Exceed Previous Guidance; Consolidated Revenues
               Increased 23%; Management Increases 2006 Guidance



    POWAY, Calif.--(BUSINESS WIRE)--Aug. 3, 2006--Digirad Corporation (NASDAQ:DRAD), a leading provider of cardiovascular imaging services and solid-state nuclear medicine imaging products to physician offices, hospitals and imaging centers, today announced financial results for the second quarter and first half of 2006 that exceeded management's previous expectations, and increased revenue and earnings guidance for the year.
    Chief Executive Officer Mark Casner said, "Digirad's second quarter performance was highlighted by a 23.0% increase in consolidated revenues, higher gross margin, and a sharply reduced loss compared to the second quarter of 2005. We are reaching the aggressive goals we set for ourselves, as our hard work has improved our control of the business and is helping us move the company forward.
    "Our team is effectively executing the many initiatives we have implemented to improve operational efficiencies, reduce costs and enhance margins. Recent examples include a new pricing structure in DIS that better reflects peak demand by our mobile imaging customers and drive times for our DIS personnel, and a vendor volume discount program and related cost-saving initiatives which we expect to contribute to improved operating margins beginning in the third quarter. We are encouraged by the increase in the productivity of our sales force, but we believe we can do better and we are working to secure further improvements. We also are pleased with the efficiency and cost reduction improvements in our product business, which contributed to a second quarter gross margin of 39.8%.
    "Demand for our DIS leasing service increased in the second quarter compared to the prior year. In addition, product sales more than doubled in the second quarter compared to last year's depressed pace, a tribute to the gains we are achieving in all aspects of this business. In view of the reported weakness in industry-wide shipments of nuclear imaging cameras during the period, the increase in Digirad's market share is a particularly noteworthy accomplishment.
    "With the launch last month of our new Cardius(R) 3 XPO, we also delivered on our promise to begin releasing significant enhancements to our advanced Cardius 3 imaging system for nuclear cardiology by mid-2006. Featuring high-definition solid-state (HDSD) digital detector technology, the Cardius 3 XPO offers a more comfortable experience for the patient, rapid throughput and improved reliability and superb image quality for the physician-user, all while continuing to provide up to 38% faster image acquisition times than conventional dual-head systems. We plan to accelerate the upgrading of our DIS fleet to the mobile version of the Cardius 3 XPO system in the second half of this year, and as a result have decided to delay the launch of ultrasound services in DIS until next year.
    "Overall, we are pleased by our progress during the second quarter toward our goal of sustainable revenue and profit growth. We remain focused on effectively executing our plans in the months ahead."
    Mr. Casner also announced that Peter Sullivan, president of Digirad's product segment, will be leaving the company to pursue other opportunities.

    Second Quarter Results

    For the three months ended June 30, 2006, consolidated revenues increased 23.0% to $19.0 million compared to $15.5 million for the second quarter of 2005.
    DIS revenue increased to $13.4 million for this year's second quarter, which included stress agent revenue of approximately $854,000. This compares to DIS revenue for the second quarter of 2005 of $13.2 million, which included stress agent revenue of approximately $1.1 million. DIS service days for the second quarter of 2006 were 3,530 compared to 3,612 for the same period last year. Despite the decline in service days, revenue per day in the second quarter of 2006 increased to $3,797 compared to $3,664 in the prior year period.
    As previously announced, DIS stopped providing certain stress agents used in a portion of imaging procedures beginning in June. Instead, DIS' physician customers now provide these agents. Management estimates that this change reduced DIS revenue in the second quarter by approximately $325,000 compared to what it otherwise would have been under the original delivery model. "We believe the overall impact will be to reduce DIS revenue by about $2.6 million for 2006 as a whole, and to increase DIS gross margin by 50 to 100 basis points with little to no impact on DIS net earnings," Mr. Casner said.
    Product segment revenue, which includes sales of gamma cameras, upgrades, accessories and maintenance revenue, more than doubled to $5.6 million for the second quarter of 2006 versus the depressed result of $2.2 million for the second quarter of 2005.
    Consolidated gross margin for the three months ended June 30, 2006, increased to 29.8% from 22.1% for the second quarter of 2005, and increased sequentially compared to 23.2% for the first quarter of 2006.
    DIS gross margin was 25.6% for this year's second quarter compared to 30.2% for the second quarter of 2005 and 21.1% for the first quarter of 2006. In addition to the effect of eliminating the provision of stress agents, the sequential increase in DIS gross margin reflected improved staff efficiency and lower depreciation expense versus the immediately preceding quarter.
    Product segment gross margin improved to 39.8% for the second quarter of 2006 versus a negative gross margin of (26.1%) for last year's second quarter, and improved sequentially compared to gross margin of 28.0% for the first quarter of 2006, reflecting higher sales volume as well as operational efficiencies and lower camera maintenance costs stemming from improved product reliability.
    The net loss for the second quarter of 2006 was $1.2 million, or $0.06 per share, including stock-based compensation expense of $574,000. This compares to a net loss of $3.0 million, or $0.17 per share, for the second quarter of 2005, which included stock-based compensation expense of $130,000 and to a net loss for the first quarter of 2006 of $2.8 million, or $0.15 per share, including stock-based compensation expense of $471,000.
    Cash and equivalents and securities available for sale at June 30, 2006, were $46.7 million compared to $49.5 million at December 31, 2005. Net receivables were $7.5 million at June 30, 2006, compared to $8.1 million at December 31, 2005. Net inventories were $5.2 million at June 30, 2006, compared to $5.1 million at December 31, 2005.

    First Half Results

    For the six months ended June 30, 2006, consolidated revenues increased 13.6% to $38.0 million compared to $33.4 million for the first six months of 2005. DIS revenue increased 4.1% to $26.6 million from $25.6 million during the same period last year. Product revenue increased 44.3% to $11.4 million from $7.9 million. Overall gross margin for this year's first half improved to 26.5% versus 25.6% for the same period last year.
    The net loss for the first six months of 2006 was $4.0 million, or $0.21 per share, which includes stock-based compensation expense of $1.0 million. This compares to a net loss for the first six months of 2005 of $4.0 million, or $0.22 per share, including stock-based compensation expense of $308,000.

    Third Quarter and 2006 Guidance

    Mr. Casner added, "Looking into the third quarter, typically our seasonally weakest quarter of the year, we currently expect DIS revenue in the range of $11.6 million to $11.8 million, including the impact of the change in the delivery of stress agents. We expect product revenue between $5.3 million and $5.9 million, and consolidated revenues between $16.9 million and $17.7 million. We anticipate a consolidated loss for the third quarter between $2.0 million and $3.0 million, including estimated stock-based compensation expense of $500,000.
    "For 2006 as a whole, we are increasing our guidance for consolidated revenues to a new range of $72.0 million and $74.5 million, consisting of DIS revenue between $50.0 million and $51.0 million (including the impact of the stress agent delivery change) and product revenue between $22.0 million and $23.5 million. We currently expect the consolidated loss for 2006 to be between $7.0 million and $9.0 million, including estimated stock-based compensation expense of $2.0 million."
    Previously, management had anticipated consolidated revenues for 2006 to be between $70.0 million and $74.0 million, consisting of DIS revenue between $49.0 million and $51.0 million (including the impact of the stress agent delivery change) and product revenue between $21.0 million and $23.0 million, and a consolidated loss between $10.6 million and $12.6 million, including the estimated stock-based compensation expense of $2.6 million.

    Conference Call

    Digirad has scheduled a conference call at 11:00 a.m. ET today. A simultaneous web cast of the call may be accessed at the Investor
Relations page of www.digirad.com. A replay will be available for one year at this same Internet address. A telephone replay will be available for 48 hours after the call by dialing 800-642-1687, reservation #2202999.

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce high-quality images for use in the detection of many medical conditions, including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiaries Digirad Imaging Solutions and Digirad Imaging Systems offer a comprehensive, mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology procedures but do not have the patient volume, capital or resources to justify purchasing a gamma camera. For more information, please visit www.digirad.com. Digirad(R), Digirad Imaging Solutions(R), and Cardius(R) are registered trademarks of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding our plans to upgrade our DIS fleet to the mobile version of the Cardius 3 XPO system in the second half of this year and to delay the launch of ultrasound services in DIS until next year, and statements regarding the expected financial impact of our decision to discontinue offering stress agents and, in general, our anticipated financial results for the third quarter of 2006 and 2006 fiscal year. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business, including, without limitation: the degree to which personnel changes and related disruptions in our business activities may affect Digirad's products, customers, work force, suppliers, and our overall business prospects and operations; the degree to which Digirad's camera systems and related services will be accepted by physicians and hospitals, some of whom may experience reliability issues or technical problems; the ability of Digirad to effectively market, sell and distribute its medical devices, and related services given its limited capabilities in these areas; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release, including the forward-looking statements contained herein, to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.


                         Digirad Corporation
           Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                     Three Months       Six Months
                                         Ended             Ended
                                       June 30,          June 30,
                                   -----------------------------------
                                    2006     2005     2006     2005
                                   -------- -------- -------- --------

Revenues:
 DIS                               $13,403  $13,240  $26,620  $25,562
 Product                             5,619    2,222   11,357    7,870
                                   -------- -------- -------- --------
Total revenues                      19,022   15,462   37,977   33,432

Cost of revenues:
 DIS                                 9,967    9,248   20,399   17,907
 Product                             3,383    2,803    7,513    6,957
                                   -------- -------- -------- --------
Total cost of revenues              13,350   12,051   27,912   24,864
                                   -------- -------- -------- --------

Gross profit                         5,672    3,411   10,065    8,568

Operating expenses:
 Research and development            1,117      931    2,213    1,853
 Sales and marketing                 2,066    1,696    4,525    3,735
 General and administrative          4,105    4,108    8,234    7,513
 Amortization and impairment of
  intangible assets                     20       18       29       34
                                   -------- -------- -------- --------
Total operating expenses             7,308    6,753   15,001   13,135
                                   -------- -------- -------- --------

Loss from operations                (1,636)  (3,342)  (4,936)  (4,567)

Interest and other, net                433      301      929      545
                                   -------- -------- -------- --------

Net loss                           $(1,203) $(3,041) $(4,007) $(4,022)
                                   -------- -------- -------- --------

Net loss per share - basic and
 diluted                            $(0.06)  $(0.17)  $(0.21)  $(0.22)
                                   -------- -------- -------- --------

Weighted average shares
 outstanding:
 Basic and diluted                  18,761   18,367   18,736   18,237
                                   -------- -------- -------- --------

Stock-based compensation expense
 is included in the above as
 follows:

 Cost of DIS revenue                   $71      $27      $91      $61
 Cost of Product revenue               $23      $11      $41      $36
 Research and development              $47      $18      $89      $40
 Sales and marketing                   $74      $11     $149      $32
 General and administrative           $359      $63     $675     $139


                         Digirad Corporation
                Condensed Consolidated Balance Sheets
                            (in thousands)

                                          June 30,      December 31,
                                            2006           2005(1)
                                       --------------- ---------------
                                         (Unaudited)
Assets

 Cash and cash equivalents                    $15,124         $16,303
 Securities available-for-sale                 31,601          33,202
 Accounts receivable, net                       7,450           8,132
 Inventories, net                               5,193           5,136
 Other current assets                           1,698           1,687
                                       --------------- ---------------

Total current assets                           61,066          64,460

Property and equipment, net                     9,322           9,582
Intangibles, net                                  446             402
Restricted cash                                    60              60
                                       --------------- ---------------

Total assets                                  $70,894         $74,504
                                       --------------- ---------------


Liabilities and stockholders' equity

 Accounts payable                              $2,737          $2,152
 Accrued compensation                           3,083           2,585
 Accrued warranty                                 789             825
 Other accrued liabilities                      3,687           4,614
 Deferred revenue                               2,663           2,858
 Current portion of long-term debt                414             766
                                       --------------- ---------------

Total current liabilities                      13,373          13,800

Long-term debt, net of current portion            229             368
Deferred rent                                     325             348

Total stockholders' equity                     56,967          59,988
                                       --------------- ---------------

Total liabilities and stockholders'
 equity                                       $70,894         $74,504
                                       =============== ===============

(1) The condensed consolidated balance sheet as of December 31, 2005, has been derived from the audited financial statements as of that date.


    CONTACT: Company Contact:
             Digirad Corporation
             Todd Clyde, 858-726-1600
             ir@digirad.com
             or
             Investor Contact:
             Neil Berkman Associates
             310-826-5051
             info@BerkmanAssociates.com